As filed with the U.S. Securities and Exchange Commission on February 25, 2025

Registration No. 333-284998

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pitanium Limited

(Exact name of registrant as specified in its charter)

British Virgin Islands	2844	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

30F, Gravity, 29 Hing Yip Street,

Kwun Tong, Kowloon, Hong Kong

Tel: +852 6297-5255

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Henry Yin, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central, Hong Kong SAR (852) 3923-1111	Andrei Sirabionian, Esq. Norly S. Jean-Charles, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4271	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 703-919-7285

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No.1 is being filed solely for the purpose of filing Exhibits 3.1, 5.1, 23.3, 23.7 and 99.7 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 1 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on February 14, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 132 of the BVI Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he or she believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A company shall not indemnify a person in breach of the foregoing proviso and any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

The underwriting agreement in connection with this Offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

Pitanium Limited was incorporated on October 22, 2024. In connection with the incorporation, Pitanium Limited issued a total of 10,000,000 shares of Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares to two shareholders, Mr. Ying Yeung Wong and Ms. Yuen Yi Young.

Reorganization

On November 28, 2024, Pitanium acquired the entire issued shares of Here We Seoul Limited from Mr. Ying Yeung WONG and Ms. Yuen Yi Young. In consideration thereof, Pitanium allotted and issued as fully paid 3,333,330 Class A Ordinary Shares each to Mr. Wong and Ms. Young. The said transfer was properly and legally completed and settled on the same date. After the said transfer, our Operating Subsidiary has become wholly-owned subsidiary of Pitanium.

We believe that each of the issuances and transfers was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

II-1

Item 8. Exhibits and Financial Statement Schedule

(a) Exhibits.

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant
5.1*	Opinion of Loeb Smith Attorneys regarding the validity of the ordinary shares being registered and certain British Virgin Islands tax matters
10.1†	Form of Indemnification Agreement and Employment Agreement between the Company and each of its directors and executive officers
10.2†	Loan Agreement 1 between the Registrant and Bank of China (Hong Kong), dated October 27, 2023
10.3†	Loan Agreement 2 between the Registrant and Bank of China (Hong Kong), dated October 31, 2022
10.4†	Lease Agreement between the Registrant and Cheung King Yuen (Landlord), dated April 1, 2022
10.5†	Lease Agreement between the Registrant and individual landlords, dated May 11, 2023
10.6†	Lease Agreement between the Registrant and individual landlords, dated August 20, 2023
10.7†	Tenancy Agreement between Hip Shing Hong (Agency) Limited as agent and HWS Spa Holdings Limited
10.8†	Agreement between Harriman Leasing Limited as agent and HWS Spa Holdings Limited, dated October 31, 2022
10.9†	Tenancy Agreement between the Registrant and Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited (agent of the landlord), dated October 17, 2023
10.10†	Licence Agreement between Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited (agent for the landlord) and HWS Spa Holdings Limited, dated May 28, 2024
10.11†	Agreement between Wharf Realty Limited and HWS Spa Holdings Limited, dated October 13, 2022
10.12†	Tenancy Agreement between Entertainment City Limited and HWS Spa Holdings Limited, dated October 19, 2022
10.13†	Tenancy Agreement between Sun Hung Kai Real Estate (Sales and Leasing) Agency Limited (agent for the landlord) and HWS Spa Holdings Limited, dated July 28, 2022
10.14†	Tenancy Agreement between the Registrant and Yue Yun Hing, dated November 8, 2023
10.15†	Tenancy Agreement between the Registrant and K B Machinery Co., Limited, dated March 6, 2024
14.1†	Code of Business Conduct and Ethics of the Registrant
14.2†	Clawback Policy of the Registrant
14.3†	Insider Trading Policy of the Registrant
14.4†	Executive Compensation Recovery Policy
21.1†	List of Subsidiary
23.1†	Consent of Enrome LLP
23.2†	Consent of Loeb Smith Attorneys, BVI Counsel to the Registrant (included in Exhibit 5.1)
23.3*	Consent of Ms. NG Wing Shan Queenie, barrister-at-law (included in Exhibit 99.7)
23.4†	Consent of Frost & Sullivan International Limited, the industry consultant to the Registrant
23.5†	Consent of Tian Yuan Law Firm, PRC legal advisers to the Registrant
23.6†	Consent of TC & Co., Hong Kong legal advisers to the Registrant
23.7*	Consent of NG Wing Shan Queenie, Hong Kong legal advisers to the Registrant
99.1†	Audit Committee Charter
99.2†	Compensation Committee Charter
99.3†	Nominating Committee Charter
99.4†	Consent to be Named as a Director Nominee for Lui Achilles Cheong Lung
99.5†	Consent to be Named as a Director Nominee for Kui Gee Jennifer Lee
99.6†	Consent to be Named as a Director Nominee for Wai Hei Cheng
99.7*	Opinion of Ms. NG Wing Shan Queenie, barrister-at-law regarding certain Hong Kong law and tax matters
107†	Calculation of Registration Fee

* Filed herein

** To be filed via amendment

† Previously filed

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

II-2

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-3

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)	To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on February 25, 2025.

Pitanium Limited

By:	/s/ Yuen Yi Young
Name:	Ms. Yuen Yi Young
Title:	Chairwoman and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Yuen Yi Young	Chairwoman and Director	February 25, 2025
Ms. Yuen Yi Young

/s/ Ying Yeung Wong	Chief Executive Officer and Director	February 25, 2025
Mr. Ying Yeung Wong	(Principal Executive Officer)

/s/ Tan Yee Choi	Chief Financial Officer	February 25, 2025
Mr. Tan Yee Choi	(Principal Financial and Accounting Officer)

II-5

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on February 25, 2025.

US Authorized Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

II-6